Filed pursuant to Rule No. 424(b)(3)

                                                              File No. 333-64090

PROSPECTUS SUPPLEMENT NO. 7



                               FOSTER WHEELER LTD.

                                  $210,000,000

                  6.50% CONVERTIBLE SUBORDINATED NOTES DUE 2007

           AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THE NOTES

                                ----------------

                   UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF

                   PRINCIPAL, PREMIUM, IF ANY, AND INTEREST BY

                               FOSTER WHEELER LLC

                                ----------------



         This prospectus supplement supplements the prospectus dated August 15, 2001 of Foster Wheeler Ltd. relating to the sale by certain holders of our 6.50% Convertible Subordinated Notes due 2007 and the common shares issuable upon conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling securityholders contained in the prospectus is hereby amended by revising the information for the entities listed below as set out in the following table.


---------------------------------- --------------------------- --------------- ------------------- -----------------
                                      Principal Amount at                                           Percentage of
                                       Maturity of Notes         Percentage     Number of Common    Common Shares
                                    Beneficially Owned that     (%) of Notes    Shares that may      Outstanding(2)
Name                                      may be Sold           Outstanding         be Sold(1)
---------------------------------- --------------------------- --------------- ------------------- -----------------
Lehman Brothers Inc.                      24,000,000              11.43          1,495,514.48           3.54
---------------------------------- --------------------------- --------------- ------------------- -----------------
Lipper Offshore Convertibles, L.P.         3,121,000                1.49           194,479.20            .47
---------------------------------- --------------------------- --------------- ------------------- -----------------
Victory Capital Management as                200,000                 .10            12,462,62             .03
Trustee for Parker Key
---------------------------------- --------------------------- --------------- ------------------- -----------------

1 Assumes conversion of all of the holder's notes at a conversion price of $16.05 per common share. This conversion price will be subject to adjustment however, as described in "Description of the Notes--Conversion Rights". As a result, the actual number of common shares issued upon conversion of the notes may change.

2 Calculated in accordance with Rule 13d-3(d)(i) of the Exchange Act, using 40,771,560 common shares outstanding as of August 13, 2001. In calculating this amount, we treated as outstanding the number of common shares issuable upon conversion of all of that holder's notes while assuming that no other holder of notes converted.


         INVESTING IN THE NOTES AND COMMON SHARES INVOLVES RISKS. PLEASE SEE THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THE PROSPECTUS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ----------------------

              This prospectus supplement is dated January 30, 2002.


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